EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of April, 2021, by and between Kenneth M. Morgan, BLUE WATER & ROOSTER, INC., a North Carolina corporation, and CREEKSIDE SPRINGS, LLC, a Pennsylvania limited liability company (collectively “Sellers”), and Good Hemp, Inc., a Nevada corporation (“Buyer”).Capitalized terms used and not otherwise defined herein shall have the definitions assigned thereto in Section 9 below.

R E C I T A L S

WHEREAS, Buyer desires to acquire certain membership interests and business operations owned by Sellers, and Sellers are willing to sell such membership interests and business operations to Buyer, on the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. MEMBERSHIP INTEREST PURCHASE; PURCHASE PRICE.

1.1.

Membership Interest Purchase. Subject to the provisions of Section 1.2 below, on the Closing Date (as hereinafter defined), Buyer agrees to acquire, and Sellers agree to convey, transfer and deliver to Buyer, one hundred percent (100%) of Sellers’ membership interests, rights, title, and interest in and to Diamond Creek Group, LLC, a North Carolina limited liability company (such company the “Company,” and such membership interests the “Interests”), which operates an alkaline water business (the “Business”) and possesses certain assets used directly in connection with or otherwise associated with the Business (the “Business Assets”).The Business Assets as of Closing shall include all tangible and intangible property related to the Business, including equipment, inventory, customer lists, records, goodwill and other intangible assets, bank accounts (including its bank account), furniture, computers, office supplies and related goodwill, policy manuals, price lists, and customer lists.

1.2.

Company’s Liabilities and Obligations. Buyer shall not be obligated to assume, and shall not be deemed to have assumed, any of the liabilities and obligations of any of the Sellers related to the Business or otherwise, and Sellers represent that the liabilities and obligations identified on Schedule 1 attached hereto are the only obligations related to the Business Assets for which Company is liable.

1.3.

Purchase Price. In consideration for the transfer of Sellers’ Interests of the Company, Buyer shall deliver to Sellers the purchase price of $690,000.00 (the “Purchase Price”).The Purchase Price will be paid as follows:

1.3.1.

At or within 24 hours of Closing, Buyer will cause a payment of $90,000 in cash, via wire, certified check, or otherwise readily available funds to be paid to the Company for purposes of acquiring the rights to certain equipment and membership interests as set forth in Sections 2.2.1 and 2.2.2 below, which shall be titled in the name of the Company as of the Closing, and

1.3.2.

At or within 24 hours of Closing, Buyer will cause a payment of $410,000 in cash, via wire, certified check or otherwise readily available funds to be paid to the Sellers in proportion to their membership interests in the Company (i.e., 45% to Kenneth M. Morgan, 45% to BLUE WATER & ROOSTER, INC., and 10% to CREEKSIDE SPRINGS, LLC).

1.3.3.

By April 21, 2021, Buyer will cause a payment of $190,000 in cash, via wire, certified check or otherwise readily available funds to be paid to the Sellers in proportion to their membership interests in the Company (i.e., 45% to Kenneth M. Morgan, 45% to BLUE WATER & ROOSTER, INC., and 10% to CREEKSIDE SPRINGS, LLC).

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2. CLOSING.

2.1.	Closing.

2.1.1.

Closing Date. Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be closed on April 1, 2021, or such other date as agreed to by the parties (the “Closing” and/or “Closing Date”).

2.1.2.

Effect. The parties acknowledge that after Closing, the Company shall be owned 100% by Buyer, and Sellers shall have no rights or other interest in the Company, shall not receive any payment, profit or other distributions from Company, and shall have no further right to any of the Company’s assets, including its book of business, regardless of whether such asset became an asset of the Company before or after Closing.

2.2.	Deliveries by Sellers. At the Closing, Sellers shall deliver the following:

2.2.1.

Confirmation that the injection equipment necessary to manufacture hemp-infused water has been purchased by the Company and that the Company has paid $47,000 to English Mountain Springs Inc. as consideration for such purchase.

2.2.2.	Confirmation that the Company has purchased Drew Sewell’s ownership of Quantum Distributing, LLC, and that the Company has paid $43,000 to Mr. Sewell as consideration for such purchase.

2.2.3.	An original counterpart of the Nondisclosure and Noncompetition Agreement, in the form attached hereto as Exhibit B, executed by Kenneth M. Morgan.

2.2.4.	All documentation required, if any, to permit Buyer to continue to operate the Business.

2.2.5.

Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by Buyer to complete the transactions contemplated in this Agreement.

2.3.	Deliveries by Buyer. At the Closing, Buyer will cause payment to Sellers to be initiated pursuant to Section 1.3 and will deliver the following:

2.3.1.	An original counterpart of the Nondisclosure and Noncompetition Agreement, in the form attached hereto as Exhibit A, executed by the Buyer.

2.3.2.	Such other documents, including certificates and permits, as may be required hereunder or as reasonably requested by Sellers to complete the transactions contemplated in this Agreement.

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3. SELLERS’ REPRESENTATIONS AND WARRANTIES. Sellers represent and warrants to Buyer that the following are true, correct and complete as of the date of this Agreement:

3.1.

Authority. Sellers have all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform its obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts or commitments to which the Sellers are a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Sellers’ execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Sellers, this Agreement constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms.

3.2.	No Encumbrances. Sellers’ Interests have not been pledged as security for any obligation or otherwise encumbered.

3.3.

Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

3.4.

Capitalization and Voting Rights. Sellers are currently the only owners of the Company, and after the Closing, Buyer will be the sole owner of the Company. At the Closing, the Interests shall have been duly authorized and validly issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any of its ownership interests or other securities or interests. Except for its Operating Agreement, the Company is not a party to or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security or the voting by shareholder or officer of the Company.

3.5.

Offering. The transfer of the Interests as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither Sellers, the Company, nor any authorized agent acting on their or its behalf will take any action hereafter that would cause the loss of such exemption.

3.6.

Books and Records. The books and records of the Company are, and have been, maintained in the usual, regular, ordinary and appropriate manner by the Company, and all of the transactions of the Company are properly reflected therein.

3.7.

Ownership of Business Assets; Condition of Tangible Business Assets. At Closing, Buyer shall acquire all of Sellers’ right, title, and interest in the Company, which Company shall own the Business Assets, free and clear of Encumbrances, and in “AS-IS” condition, except as otherwise set forth in Schedule 1.The Business Assets are in good condition and repair, subject to ordinary wear and tear, and are adequate and fit for the uses for which they are intended or being used.

3.8.

Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by Sellers hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Sellers or to the Business Assets, or (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other instruments of formation or organization of Sellers.

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3.9.

Listings and Other Data. All receivable listings, customer and supplier lists and all other information, reports and data made available or provided to Buyer by Sellers are true, correct, and accurate in all material respects as of the date provided or made available, as of the date of this Agreement. Sellers have no present knowledge of any intent of any current customer or vendor to modify or terminate any of its outstanding orders or contracts, and Sellers have received no notice to such effect.

3.10.

Taxes and Tax Returns. Sellers have paid all federal, state, or local taxes and have filed all Tax Returns relating to the Business that they or the Company was required to have paid or filed, and such returns are true and correct in all material respects.

3.11.

Litigation; Compliance with Laws; Licenses and Permits. There is no Proceeding pending or, to the knowledge of Sellers, threatened against or involving Sellers, the Company, Business or the Business Assets, or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and the Business is not being operated under or subject to any order, final non-appealable judgment, decree, license or injunction of any court, arbitrator or governmental authority.

3.12.

Absence of Adverse Changes. There has been no material adverse change, or any event, condition or occurrence that is reasonably likely to result in a material adverse change, to the condition of the Business Assets or the business operations of the Business.

3.13.

Contracts. Sellers have made available or been willing to provide to Buyer true and complete copies of all assumed contracts, if any, including without limitation all current customer contracts relating to the Business. There are no material agreements relating to the Business, whether verbal or written, that have not been disclosed to Buyer. All of the assumed contracts are in full force and effect and are valid and enforceable according to their terms, and there are no material breaches or defaults thereunder, and no condition exists that would cause, whether by passage of time or otherwise, a breach or default thereunder. Sellers have not entered into any agreement or understanding, whether written or oral, that waives any of their respective rights under any of such assumed contracts.

3.14.

Environmental Issues. In connection with the Business or at the business location, Sellers have not transported, stored, maintained, used, manufactured or released any hazardous material or other environmentally sensitive material or substance in violation of any applicable legal or regulatory requirement.

3.15.

Solvency. Neither Sellers nor the Business have been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to the Business or any of the Business Assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill its payment obligations in the ordinary course. None of the above has been commenced or threatened against Sellers or the Business.

3.16.

Brokers. Sellers have not engaged or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

3.17.

Disclosure. No representation or warranty by Sellers and no document furnished by Sellers pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

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4. BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Sellers that the following are true, correct and complete as of the date of this Agreement:

4.1.

Authority. Buyer has all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform his obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement. There are no agreements, contracts, or commitments to which Buyer is a party that would prohibit or restrict the transactions contemplated under this Agreement. No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Buyer’s execution and delivery of this Agreement or any related document, or consummation of the transactions contemplated herein or therein. When executed and delivered by Buyer, this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

4.2.

Transaction Not a Breach. The execution and delivery of this Agreement and its related documents, the performance by Buyer hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or (ii) conflict with or result in a material breach of any contract, agreement, or other instrument, obligation or understanding of any nature to which Buyer is a party or by which Buyer is bound or affected.

4.3.

Solvency. Buyer has not been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to his assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill his payment obligations in the ordinary course. None of the above has been commenced or threatened against Buyer.

4.4.

Brokers. Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

4.5.

Listings and Other Data. All receivable listings, customer lists and all other information, reports and data made available or provided to Sellers by Buyer are true, correct, and accurate in all material respects as of the date provided or made available, as of the date of this Agreement.

4.6.

Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against or involving Buyer, the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, that could materially affect this Agreement.

4.7.

Disclosure. No representation or warranty by Buyer and no document furnished by Buyer pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

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4.8.	Representations Regarding the Acquisition of the Interests.

(a) The Buyer understands the speculative nature and the risks of investments associated with the Company and confirms that it is able to bear the risk of the investment;

(b) The Buyer has had the opportunity to ask questions of the Sellers and receive additional information about the Company, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any such purchase. Further, the Buyer has been given an opportunity to question the Sellers and receive related documentation to the purchase;

(c) The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Interests, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Interests;

(d) In evaluating the merits of the purchase of the Interests, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Sellers;

(e) The Buyer and its principals have not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency; (b) any material criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past five years;

(f) The Buyer is able to pay his, her or its debts as they become due, and the Buyer (a) is not currently insolvent; (b) has made no general or other assignment for the benefit of creditors; and (c) is not party to any material proceeding that would have an adverse effect on the Buyer’s assets; and

(g) The funds that the Buyer is utilizing to purchase the Interests being acquired hereunder are lawful funds of the Buyer that were earned or acquired by or paid to the Buyer for lawful purposes.

5. ADDITIONAL COVENANTS.

5.1.

Expenses. Unless expressly stated otherwise herein, each of Buyer and Sellers will bear their own respective costs and expenses incurred in connection with the preparation and execution of this Agreement and its related documents, and the consummation of the transactions contemplated herein, including without limitation all legal fees and expenses, and fees arising from accountants, tax and financial advisors. Notwithstanding the foregoing, each of Buyer and Sellers acknowledge and agree as follows: (i) that the Buyer has engaged Brunson Chandler & Jones, PLLC, to prepare documentation, including this Agreement, for the closing of the transactions contemplated herein; (ii) Brunson Chandler & Jones, PLLC, and its attorneys and staff, do not represent Sellers, and Sellers are strongly recommended to, entitled to and has had an opportunity to obtain counsel regarding this transaction and the related documentation; (iii) Buyer will be responsible for the fees of Brunson Chandler & Jones, PLLC for preparation of this Agreement; (iv) Brunson Chandler & Jones, PLLC, and its attorneys and staff have been engaged to prepare the documentation for this transaction only and have made no examinations or representations regarding the Business, the terms of this transaction, or any legal or practical issues related to the Business; (v) Brunson Chandler & Jones, PLLC is hereby indemnified from all future litigation, and Buyer and Sellers shall look to the other parties exclusively to remedy any future disputes related to this transaction or these documents; (vi) all parties have reviewed all the documents related to this transaction and understand the responsibilities and terms set forth herein; (vii) all parties have had opportunities to ask questions and receive all due diligence from the other parties, and their counsel, regarding this transaction.

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5.2.	Confidentiality.

5.2.1.

Each party agrees that it will (i) not disclose the other party’s Confidential Information to any third party; and (ii) protect all Confidential Information of the other party from unauthorized use, access, or disclosure in the same manner as it protects its own Confidential Information of a similar nature, and in no event with less than reasonable care. Upon the disclosing party’s written request, the receiving party will promptly return any Confidential Information identified in the request to the disclosing party. “Confidential Information” shall mean any information that is proprietary or non-public regarding any party, including without limitation, customer and vendor lists, business plans, network design and structure, and financial information. Confidential Information shall include the terms of this Agreement.

5.2.2.

The foregoing restrictions will not apply to information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party or of any third party with a duty to keep such information confidential; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party.

5.3.

Publicity; Press Releases. The parties agree to consult with each other in good faith concerning any public reports, statement, press releases or other publicity (“Publicity”) regarding this Agreement or the transactions hereunder, but in no case will either party disclose in connection with any such Publicity any financial aspect of the Agreement or the transactions hereunder (including without limitation the Purchase Price) without the other party’s prior written consent; provided, however that any party shall be entitled to give notices or provide information regarding this Agreement or the transactions to governmental or regulatory authorities, creditors, legal and financial advisors, and others as legally required; and further provided, that nothing in this section shall prohibit Buyer from filing the required Current Report on Form 8-K with the SEC regarding the transactions covered by this Agreement, or from issuing a press release or other Publicity indicating new ownership of the Business.

5.4.

Business Name. Upon any change of majority control in the Business, or at the mutual agreement of the parties, the parties agree to work together in good faith following the Closing to obtain the transfer of the business name to Buyer, including without limitation to execute and file any documents required by applicable laws, rules and regulations.

6. CONDITIONS PRECEDENT.

6.1.

Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Buyer in writing.

6.1.1.

Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in Section 3 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.1.2.

Compliance with Agreement. Sellers shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

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6.1.3.

Authority; Third-Party Consents. All actions necessary to authorize the execution, delivery, and performance hereunder by Sellers shall have been undertaken and completed. Any filings, registrations, notices, consents, releases and approvals required by Sellers from any governmental entity or other third party for the performance of Sellers’ obligations hereunder shall have been obtained. To the extent that any of such consents or approvals for any contract or obligation to be assumed by Buyer have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Sellers and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Sellers agree in the meantime to facilitate Buyer’s receipt of the benefit of such assumed contracts and Buyer’s payment of any amounts due under the applicable assumed contracts until such consent or approval has been obtained.

6.1.4.	Business Location. As set forth in Section 2.2.4, any documentation necessary to ensure Company’s continued occupancy and use of the Company’s current office location shall have been obtained.

6.1.5.

Reasonable Satisfaction. The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Buyer and its counsel.

6.2.

Conditions Precedent to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Sellers in writing.

6.2.1.

Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Section 4 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.2.2.

Compliance with Agreement. Buyer shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.2.3.

Authority; Third-Party Consents. All actions necessary to authorize the execution, delivery, and performance hereunder by Sellers shall have been undertaken and completed. Any filings, registrations, notices, consents, releases and approvals required by Sellers from any governmental entity or other third party for the performance of Sellers’ obligations hereunder shall have been obtained. To the extent that any of such consents or approvals for any contract or obligation to be assumed by Buyer have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Sellers and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Sellers agree in the meantime to facilitate Buyer’s receipt of the benefit of such assumed contracts and Buyer’s payment of any amounts due under the applicable assumed contracts until such consent or approval has been obtained.

6.2.4.

Reasonable Satisfaction. The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Sellers and its counsel.

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7. INDEMNIFICATION.

7.1.

Indemnification by Sellers. Sellers shall defend, indemnify and hold harmless Buyer and each of Buyer’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for, each and every Loss incurred by any Buyer Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Sellers hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Sellers under this Agreement or any related documents; (iii) any liability or similar claim caused by the actions of the Sellers relating to business operations of the Business prior to Closing; or (iv) any debt, liability, or other obligation of Sellers owing to the actions or responsibility of Sellers arising (or relating to the period) prior to Closing, except for obligations (if any) assumed by Buyer hereunder, or otherwise expressly accepted by Buyer in writing hereafter. Buyer shall be entitled to offset against any amount owed by Buyer to Sellers under this Agreement or any related document, any amounts owed by Sellers to Buyer under this Section 7.1.

7.2.

Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Sellers and each of Sellers’ officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Sellers Indemnitees”) from and against, and shall reimburse the Sellers Indemnitees for, each and every Loss incurred by any Sellers Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any related documents; (iii) any liability or similar claim relating to business operations of the Business after Closing; or (iv) any debt, liability, or other obligation of Buyer arising (or relating to the period) after Closing, except for obligations (if any) assumed by Buyer hereunder, or otherwise expressly accepted by Buyer in writing hereafter.

7.3.

Indemnification Procedure. If any Proceeding shall be brought or asserted against a party entitled to indemnification (or any successor thereto) pursuant to Sections 7.1 or 7.2 (each, an “Indemnitee”) in respect of which indemnity may be sought under this Section 7 from an indemnifying party or any successor thereto (each, an “Indemnitor”), the Indemnitee shall give prompt written notice of such Proceeding to the Indemnitor. The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any Proceeding or consent to the entry of judgment with respect thereto.

8. MISCELLANEOUS.

8.1.

Notices. Any notices from one party to another shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to the recipient from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, or delivered by overnight courier addressed to:

If to Sellers:	Kenneth M. Morgan, Executive Manager 401 Hawthorne Lane, Suite 110, Box 280 Charlotte, NC 28204

If to the Company:	Good Hemp Wellness, LLC 20311 Chartwell Center Drive, Suite 1469 Cornelius, NC 28031 Attn: William Alessi

with a copy to:	Brunson Chandler & Jones, PLLC Walker Center, 14th Floor 175 S. Main Street, Suite 1410 Salt Lake City, UT 84111 Attn: Lance Brunson, Esq.

or at such other address or addresses as such party may from time to time specify by notice in writing to the other, given in the manner provided in this Section.

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8.2.

Waiver; Severability. No delay or failure on the part of any party hereto in exercising any right, power or privilege under any of this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

8.3.

Benefit and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns. Except as expressly stated herein, this Agreement shall not confer any rights or remedies on any third party.

8.4.

Entire Agreement; Amendment. The exhibits attached to this Agreement are incorporated herein by reference. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereto, supersedes all prior oral or written agreements, instruments and understandings with respect to such matters, and may be modified only by instruments signed by the parties. This Agreement may not be amended or modified except by written agreement of the parties hereto.

8.5.

Survival. All of the covenants of the parties shall survive the execution of this Agreement and the Closing, including without limitation the indemnification obligations of the parties. All of the representations and warranties of the parties shall survive the execution of this Agreement and the Closing, regardless of the parties’ respective due diligence investigations and even if the other party knows or should have known of any misrepresentation or breach of any warranty at the time of Closing, for a period of one year following the Closing.

8.6.

Further Assurances. Prior to, on, and after the Closing, each party shall execute, deliver and/or furnish to the other party, upon reasonable request, such further information or documents, and do such other acts and things, for the purpose of fulfilling the transactions contemplated hereunder.

8.7.

Attorneys’ Fees. In the event that any party hereunder brings a Proceeding to enforce this Agreement, the party that prevails in such Proceeding shall be entitled to recover, in addition to all other amounts and relief that may be granted, its reasonable costs and attorneys’ fees incurred in connection with such Proceeding.

8.8.

Redressability. In the event that any party hereunder brings a Proceeding regarding this Agreement, thirty (30) days prior to the initiation of the Proceeding, the party commencing the action will give written notice of grievances to the opposing party. The opposing party will have the opportunity to redress the grievances within the thirty (30) days, unless another period is expressly permitted under this Agreement.

8.9.

Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10.

Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be construed and governed in accordance with the laws of the State of North Carolina, excluding the choice of law rules thereof.

8.11.

Headings; Interpretation. The subject headings of Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. This Agreement shall be interpreted as if all the parties had drafted it.

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9. DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms, and phrases shall have the following meanings when used in this Agreement.

“Agreement” means this Membership Interest Purchase Agreement.

“Business” has the meaning ascribed thereto in Section 1.1.

“Business Assets” has the meaning ascribed thereto in Section 1.1.

“Buyer” means Good Hemp, Inc., a Nevada corporation.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 7.1.

“Closing” and “Closing Date” have the meanings ascribed thereto in Section 2.1.

“Company” has the meaning ascribed thereto in Section 1.1.

“Confidential Information” has the meaning ascribed thereto in Section 5.2.

“Encumbrance” means any encumbrance, security interest, mortgage, lien, pledge, claim, lease, right of first refusal, option, restrictive easement, charge or other restriction or third party rights.

“Indemnitee” has the meaning ascribed thereto in Section 7.3.

“Indemnitor” has the meaning ascribed thereto in Section 7.3.

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“Knowledge” or “knowledge” (including the terms “knowing” and “knowingly”) will be deemed to be present with any party when the matter in question was brought to the attention of, or if due diligence had been exercised, would have been brought to the attention of the party, or any of its responsible employees.

“Loss” means any loss, damage, injury, harm, detriment, decline in value, liability, claim, demand, cost of any Proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs associated with avoiding any of the foregoing), and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Nondisclosure and Noncompetition Agreement” has the meaning ascribed thereto in Section 2.2.2.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination, investigation, challenge, controversy or dispute commenced, brought or conducted or through any governmental authority, including the courts, or any arbitrator.

“Promissory Note” has the meaning ascribed thereto in Section 1.3.2.

“Publicity” has the meaning ascribed thereto in Section 5.3.

“Purchase Price” has the meaning ascribed thereto in Section 1.3.

“Sellers Indemnitees” has the meaning ascribed thereto in Section 7.2.

“Sellers” means Kenneth M. Morgan, BLUE WATER & ROOSTER, INC., and CREEKSIDE SPRINGS, LLC.

“Interests” has the meaning ascribed thereto in Section 1.1.

“Taxes” means all taxes, charges, fees, levies, duties or other similar assessments, reassessments or liabilities.

“Tax Returns” mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Membership Interest Purchase Agreement effective as of the date first above written.

BUYER:

Good Hemp, Inc.

/s/ William Alessi
William Alessi
President

SELLERS:

/s/ Kenneth M. Morgan
Kenneth M. Morgan

BLUE WATER & ROOSTER, INC.

By	/s/ Greg Kopsch
Greg Kopsch, President

CREEKSIDE SPRINGS, LLC

By	/s/ James A. Sas
James A. Sas, Managing Partner

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LIST OF EXHIBITS

Schedule 1	--	List of Assumed Liabilities

Exhibit A	--	Nondisclosure and Noncompetition Agreement

Schedule 1

List of Assumed Liabilities

Buyer shall assume the following liabilities and obligations of Sellers, specifically:

(i) [Intentionally Left Blank]

Schedule 1

EXHIBIT A

Nondisclosure and Noncompetition Agreement

[INTENTIONALLY LEFT BLANK]

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NONDISCLOSURE AND NONCOMPETITION

AGREEMENT

This Nondisclosure and Noncompetition Agreement (the “Agreement”) is made by Kenneth M. Morgan (“MORGAN”) in favor of Good Hemp, Inc., a Nevada corporation (“Good Hemp”), effective as of April 1, 2021 (the “Effective Date”).

For good and valuable consideration, the parties hereby agree as follows:

1. Background. Ken Morgan is selling to Good Hemp, Inc. all of his membership interests in Diamond Creek Group, LLC (“Diamond Creek”) pursuant to that certain Membership Interest Purchase Agreement executed concurrently herewith (the “Purchase Agreement”).As part of the sale to Good Hemp, Good Hemp is requiring MORGAN to agree to (1) keep information regarding the sale confidential, and (2) agree not to compete, on the terms specified herein, with Good Hemp, Diamond Creek Group, LLC or any of their subsidiaries beginning on the Effective Date and continuing for a period of five years. This Agreement sets forth the terms and conditions for MORGAN’s nondisclosure, noncompetition, and general release of claims.

2. Confidential Information. As used in this Agreement, “Confidential Information” means any information or data, of any kind or nature furnished by or on behalf of Good Hemp or its agents, relating to the Purchase Agreement and the transactions contemplated therein, and whether such information is printed, written, oral, or electronically stored or reproduced, and whether provided in response to a specific inquiry or voluntarily furnished on, before, or after the Effective Date hereof that relates to Good Hemp and/or MORGAN or either entity’s business, and includes, but is not limited to: financial information, records, budgets, minutes, purchase and sale agreements, designs, sketches, drawings, surveys, environmental reports, feasibility studies, marketing plans and materials, business plans, analyses, strategies, forecasts, concepts, ideas, or any information derived, summarized, or extracted from any of the foregoing, including any and all data, reports, records (financial and otherwise), trade secrets, verbal communications, and/or other materials. However, Confidential Information does not include information which: (i) is or becomes publicly known and made generally available in the public domain by publication, commercial use or otherwise through no fault of MORGAN or of any third party with a duty to keep such information confidential either prior to the time of disclosure by Good Hemp or thereafter; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; (iii) is independently developed by the receiving party; or (iv) is approved for release by written agreement of Good Hemp. Nevertheless, it shall not be a violation of this section 2 for MORGAN to disclose matters related to the Purchase Agreement to attorneys, CPA’s, financial advisors or the like.

3. Non-Disclosure of Confidential Information. All Confidential Information is considered highly sensitive and strictly confidential. Accordingly, MORGAN agrees to maintain the Confidential Information in the utmost confidence. MORGAN agrees that each of them shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, MORGAN shall take at least those measures that he takes to protect his own confidential information of a similar nature, but in no case less than reasonable care, and MORGAN will not, without the prior written consent of Good Hemp (except as required by applicable law, regulation, or legal process), disclose the Confidential Information to any person(s).

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4. Obligation to Disclose Confidential Information. In the event that MORGAN or any of MORGAN’s representatives or advisors (“Representatives”) is requested or required by applicable law, regulation, or legal process to disclose any of the Confidential Information, MORGAN will notify Good Hemp in writing immediately (unless prohibited by law) so that Good Hemp, at its sole expense, may seek an appropriate protective order or other remedy or, in its sole discretion, may waive compliance with the terms of this Agreement, and if Good Hemp seeks such an order, MORGAN will provide such cooperation at Good Hemp’s expense and as Good Hemp shall reasonably request. In the event that (a) no such protective order or other remedy is obtained, or (b) Good Hemp waives compliance with the terms of this Agreement and MORGAN or any of MORGAN’s Representatives are legally compelled to disclose such Confidential Information, MORGAN or MORGAN’s Representatives, as the case may be, will furnish only that portion of the Confidential Information which MORGAN is advised by counsel is legally required. MORGAN will give Good Hemp written notice (unless prohibited by law) of the Confidential Information to be disclosed as far in advance as practicable and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

5. Term of Nondisclosure. This covenant of nondisclosure shall continue in perpetuity.

6. Noncompetition Covenant. From the Effective Date and continuing for a period of five years, MORGAN hereby agrees that he shall not, and shall not permit any of his employees, agents or affiliates (“Affiliates”), to do any of the following without the prior written consent of Good Hemp:

a. Compete. Carry on any business or activity (whether directly or indirectly, as a partner, shareholder, owner, principal, agent, director, affiliate, advisor or consultant) or compete in any way with the business of Diamond Creek or its subsidiaries anywhere within North America. For the purposes of this Section 6(a), “compete in any way with the business of Diamond Creek” shall mean engaging in or attempting to engage in any business similar to that carried on by Diamond Creek or its affiliates.

b. Solicit Business. Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct such client’s, customer’s or other person’s purchase of Diamond Creek’s products and/or services away from Diamond Creek or to any person, firm, corporation, institution or other entity other than Diamond Creek.

c. Solicit Personnel. Solicit any employee of Good Hemp (or its subsidiaries) for employment who was employed by Good Hemp or its subsidiaries within six (6) months of the solicitation. For purposes of this Section, the term “solicit” shall not include the following activities by MORGAN:(i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public; (ii) participation in any hiring fair or similar event open to the public not targeted at Good Hemp’s employees; (iii) use of recruiting or employee search firms that have been instructed by MORGAN not to target any such employee; and (iv) negotiating with and/or offering employment to any such employee who initially contacts MORGAN or one of their affiliates or who engages in discussions with MORGAN or one of their affiliates as a result of any of the activities included in clauses (i)-(iii).MORGAN may employ any such employee provided that neither they nor any of their affiliates has solicited such employee in contravention of this paragraph 6(c).

7. Equitable Relief; Rights Upon Breach. In the event of any breach of this Agreement, Good Hemp, in addition to any other remedies at law or in equity that it may have, will be entitled to equitable relief including injunctive relief and specific performance. MORGAN agrees that in the event of its breach of any of the covenants set forth in this Agreement, Good Hemp shall have the right to: (a) receive compensation for actual damages from MORGAN for any losses incurred by reason of such breach, including all reasonable attorneys’ fees and costs of suit; and/or (b) apply to a court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of said covenants and otherwise to specifically enforce the provisions of this Agreement.

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8. Alternative Dispute Resolution. The parties agree that any dispute arising after the execution of this Agreement shall first be submitted to mediation through a mediator mutually agreed upon by MORGAN and Good Hemp. Each party agrees to bear its own costs of mediation and to equally split the cost for the mediator. If mediation fails, the other remedies available under this Agreement or at law or in equity shall be available.

9. Attorneys’ Fees. In the event any action in law or equity or any arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to reasonable attorney’s fees and other costs reasonably incurred in such action or proceeding.

10. Miscellaneous Terms.

(a) This Agreement may be amended or modified only in writing and signed by all parties.

(b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and together shall constitute one and the same document. Facsimile and emailed pdf signatures shall be relied on as original signatures in all respects.

(c) The rights under this Agreement may not be assigned or duties delegated without the other party’s prior written consent. Any attempted assignments without such consent shall be void.

(d) This Agreement shall be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(e) This Agreement shall be construed and governed by and under the laws of the State of North Carolina, without regard to its choice of law principles. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of the State of North Carolina, and each party consents to the jurisdiction of such court and agrees that legal process may be served by United States certified mail, return receipt requested. Venue for any action shall be in Mecklenburg County, North Carolina. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere.

(f) Confidential Information delivered hereunder shall remain the property of Good Hemp, and this Agreement shall not be construed as a license or any other grant of any right whatsoever in connection with the Confidential Information.

(g) The invalidity of enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

(h) No delay or omission by Good Hemp in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Good Hemp on any one occasion is effective only in that instance and will not be construed as a bar to or a waiver of any right on any other occasion.

(i) This Agreement has been negotiated at arms’ length by and between the parties, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Agreement. Therefore, this Agreement shall not be more strictly construed against any party by reason of the fact that one party may have drafted any or all of the provisions of this Agreement.

11. Entire Agreement. This document, as amended from time to time, contains the entire agreement between the parties. There are no representations, warranties, or understandings between the parties that are not contained herein. This Agreement may not be modified or amended except in writing and signed by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Nondisclosure and Noncompetition Agreement and Release of Claims as of the Effective Date first set forth above.

MORGAN:	GOOD HEMP:

Good Hemp, Inc.

/s/ Kenneth M. Morgan	/s/ William Alessi
Kenneth M. Morgan	William Alessi, CEO

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